Description 0
The Mexico Fund, Inc. (the “Fund”) is a non-diversified closed-end management investment company with the investment objective of long-term capital appreciation through investments in securities, primarily equity, listed on the Mexican Stock Exchange. The Fund provides a vehicle to investors who wish to invest in Mexican companies through a managed non-diversified portfolio as part of their overall investment program. The Fund’s shares are listed and traded on the New York Stock Exchange (“NYSE”) under the symbol “MXF.”

Managed Distribution Plan (“MDP”)
On June 8, 2020, the Fund announced that its Board of Directors (the “Board”) decided to temporarily suspend the Fund´s MDP. Global financial markets and overall economic activity have been severely affected by the “Covid-19” pandemic. Under this scenario of high uncertainty, the Board considered that it is in the best interest of Fund stockholders to temporarily suspend the Fund´s MDP in order to preserve capital. Nevertheless, the Board will continue to review the Fund´s MDP regularly in order to reinstate it as soon as deemed advisable by the Board. In addition, the Fund will continue to distribute to shareholders all of its net investment income and net realized capital gains, if any, at least annually, even while the Fund´s MDP remains suspended. The Fund’s Board of Directors may amend or terminate the MDP at any time without prior notice to stockholders. You should not draw any conclusions about the Fund’s investment performance from the amount of distributions or from the terms of the Fund’s MDP.

Highlights
Total Net Assets (million)[1]	$238.78	Daily Average Number of Shares Traded[2]	18,396
NAV per share[1]	$15.91	Outstanding Shares[3]	15,005,224
Closing price[2]	$13.66	Expense Ratio (10/31/2020)	1.56%
Discount	14.14%	Portfolio Turnover (10/31/2020)	19.76%

Performance[1]	Cumulative			Annualized
	1 Month	YTD	1 Year	3 Years	5 Years	10 Years
MXF Market Price	7.39%	3.29%	3.29%	0.33%	1.10%	0.46%
MXF NAV	6.64%	4.76%	4.76%	0.18%	0.59%	0.15%
MSCI Mexico Index	6.71%	-1.58%	-1.58%	-2.45%	-0.61%	-1.51%

These figures represent past performance. Past performance does not guarantee future results. The Fund's investment return and principal value will fluctuate so that an investor's shares, at the time of sale, may be worth more or less than their original cost. Current performance may be lower or higher than the performance quoted above.

1 Source: Impulsora del Fondo México, S.C. Performance figures take into account reinvestments of distributions.
2 Source: NYSE. Shares traded figure represents average volume traded on U.S. consolidated markets during the month.
3 During December 2020, the Fund repurchased no shares.

Top Ten Holdings (62.08% of Net Assets)
1 América Móvil	13.26%	6 Alfa	4.35%
2 Grupo México	9.38%	7 Orbia Advance Corporation	4.18%
3 Grupo Financiero Banorte	7.17%	8 Cemex	3.89%
4 Fomento Económico Mexicano	6.96%	9 La Comer	3.75%
5 Wal-Mart de México	5.65%	10 Gruma	3.49%
Holdings are subject to change and are provided for informational purposes only and should not be deemed as a recommendation to buy or sell the securities shown.

Fund Manager´s Comments
Global equity markets registered positive returns during December 2020. The MSCI World Index and the MSCI Emerging Markets Index increased 4.1% and 7.2%, respectively, during the month. In the U.S., the DJIA and the S&P 500 increased 3.3% and 3.7%, respectively; the U.S. 10-year Treasury note increased 7 basis points to 0.91% and the U.S. dollar depreciated 2.1% (measured by the DXY Index4), during December 2020. The U.S. Congress approved an additional pandemic stimulus package for $900 billion that includes enhanced unemployment benefits and direct cash payments. Regarding global monetary policies, the U.S. Federal Reserve maintained unchanged its target interest rate at a range of between 0.00% and 0.25%, while announcing that it will continue to purchase government securities, and the European Central Bank increased its pandemic emergency purchase program (“PEPP”) by €500 billion to a total of €1,850 billion, while announcing that it will conduct net purchases until it judges that the Covid-19 crisis phase is over. The United Kingdom officially ended its withdrawal process from the European Union on December 31, 2020, with both parties reaching an agreement that allows trade continuation without extra taxes being put on goods. In Mexico, the MSCI Mexico Index increased 6.7% and the Mexican peso appreciated of 1.3% to Ps. $19.91, during the month.
During calendar year 2020, the Fund’s NAV per share outperformed sharply its benchmark, the MSCI Mexico Index, registering a total return5 of 4.8%, compared with a negative total return of -1.6% registered by the MSCI Mexico Index, over the same period, increasing its outperformance over longer-term periods of three, five- and ten-years ended on December 31, 2020. In addition, the Fund lowered its expenses during the year, resulting in an expense ratio of 1.56% as of the end of the Fund´s fiscal year ended on October 31, 2020, lower than the expense ratio of 1.61% registered during fiscal 2019, despite lower average net assets.
In local news, Mexico´s Central Bank maintained unchanged its reference interest rate at 4.25%. Credit rating agencies, Fitch and S&P, reaffirmed their credit ratings at ‘BBB-’ and ‘BBB’, respectively, as despite sharp GDP contraction expected for 2020, Mexico´s fiscal position remains robust.
The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.
The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.

Important Risk Disclosure
All performance shown is historical. Closed-end funds are traded on the secondary market through one of the stock exchanges. Shares of closed-end funds may trade above (premium) or below (discount) the NAV of the fund’s portfolio. The NAV is the value of an entity’s assets less the value of its liabilities. The Market Price is the current price at which an asset can be bought or sold. There is no assurance that the Fund will achieve its investment objective.
An investment in the Fund entails special risk considerations, including among others the risks of foreign investments, Mexican investments, market illiquidity and volatility, market corrections, risks associated with the Mexican economy, political factors and security, currency exchange rate fluctuations, NAV discount risk, foreign custody risk, dollar denominated investments risk and risks associated with the concentration of the Mexican equity market. Investors should consider their investment goals, time horizons and risk tolerance before investing in the Fund. An investment in the Fund is not appropriate for all investors, and the Fund is not intended to be a complete investment program. Investors should carefully review and consider the Fund's investment objective, risks, charges and expenses before investing.

4 DXY Index computes the value of the U.S. dollar relative to a basket of foreign currencies.
5 Performance figures included here take into account the reinvestment of distributions.